Exhibit 99.B(d)(9)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

And

AJO, LP (f/k/a Aronson+Johnson+Ortiz, LP)

(the “Agreement”)

Dated July 1, 2003, as amended October 27, 2004, October 11, 2005, March 26, 2007, July 6, 2007, December 17, 2008, June 30, 2009, January 10, 2011, June 24, 2011,

December 15, 2011 and September 20, 2012

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	AJO, L.P. (f/k/a/Aronson+Johnson+Ortiz, LP)

By:	By:

/s/ Stephen Beinhacker	/s/ Theodore R. Aronson

Name:	Name:

Stephen Beinhacker	Theodore R. Aronson

Title:	Title:

Vice President	Managing Principal